Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Full Year and Fourth Quarter 2021 Results

NEW YORK, NY, February 24, 2022 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company," or "our") (NYSE: MITT) today reported financial results for the full year and quarter ended December 31, 2021.

FULL YEAR AND FOURTH QUARTER 2021 FINANCIAL HIGHLIGHTS

Full Year 2021:

•$14.64 Book Value per share as of December 31, 2021 as compared to $12.40 as of December 31, 2020(1)
•$14.32 Adjusted Book Value per share as of December 31, 2021 as compared to $11.81 as of December 31, 2020(1)
◦Increase of approximately 21% from December 31, 2020
◦Economic Return on Equity of 28.1%(2)
•$5.29 and $1.11 of Net Income/(Loss) and Core Earnings per diluted common share, respectively(3)
•$0.81 dividend per common share
•Executed five rated Non-QM securitizations, two of which were alongside other Angelo Gordon funds, converting financing from recourse financing with mark-to-market margin calls to non-recourse financing without mark-to-market margin calls

Fourth Quarter 2021:

•$0.33 and $(0.05) of Net Income/(Loss) and Core Earnings per diluted common share(3)
•$0.21 dividend per common share
•Quarterly Economic Return on Equity of -11.7%(2)
•Executed two rated Non-QM securitizations, one of which was alongside other Angelo Gordon funds
•Completed a public offering issuing 8.1 million shares of common stock, inclusive of the overallotment option, for net proceeds of approximately $80.0 million after deducting estimated offering expenses

MANAGEMENT REMARKS

"In 2021, we successfully transitioned into a pure-play residential mortgage REIT," said David Roberts, Chief Executive Officer. "During the fourth quarter, we completed a capital raise that will fuel our growth for the foreseeable future. We begin 2022 with the liquidity, infrastructure, and talent to continue to be a growing leader in the residential mortgage origination and securitization business."

"During 2021, we grew our investment portfolio to $3.2 billion, purchasing approximately $2.5 billion of Non-Agency Loans over the course of the year and we continue to build off this momentum with a strong acquisition pipeline in 2022," said Nicholas Smith, Chief Investment Officer. Mr. Smith also added, "We completed five securitizations in 2021 and continue to increase our pace of transactions in 2022, completing two securitizations year to date.”

INVESTMENT HIGHLIGHTS

•$3.2 billion Investment Portfolio as of December 31, 2021(4)(5)
◦Purchased $2.5 billion of Non-QM and GSE Non-Owner Occupied Loans during 2021, $1.2 billion of which were purchased in the fourth quarter
•$2.8 billion of financing as of December 31, 2021(4)(5)
◦$1.8 billion of recourse financing and $1.0 billion of non-recourse financing
•2.4x Economic Leverage Ratio as of December 31, 2021(6)
•1.7% Net Interest Margin(7)
•$137.3 million of total liquidity as of December 31, 2021, inclusive of $68.1 million of cash and $69.2 million of unencumbered Agency RMBS

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of December 31, 2021(4)(5) ($ in millions):

	Fair Value	Weighted Average Yield	Financing	Cost of Funds(8)	Percent of Fair Value	Percent of Equity(9)
Residential Investments(a)	$2,725.9	4.2%	$2,403.1	2.2%	84.6%	80.5%
Agency RMBS	495.7	1.8%	409.9	0.2%	15.4%	19.5%
Total	$3,221.6	3.8%	$2,813.0	2.1%	100.0%	100.0%
(a) As of December 31, 2021, the table above excludes our investment in Arc Home and includes fair value of $72.0 million of Residential Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet. These Residential Investments include $45.8 million of Non-QM Loans, $9.3 million of Re/Non-Performing Loans, and $16.9 million million of Land Related Financing.

FINANCING ACTIVITIES

The following summarizes the Company’s financing as of December 31, 2021(5) ($ in millions):

	Securitized Debt on Non-QM	Securitized Debt on RPL/NPL	Warehouse Financing on Residential	Financing on Agency	Total
Amount	$747.0	$252.2	$1,403.9	$409.9	$2,813.0
Cost of Funds(8),(a)	1.6%	3.1%	2.3%	0.2%	2.1%
Advance Rate	90%	70%	81%	83%	N/A
Available Borrowing Capacity(b)	N/A	N/A	$1,013.7	N/A	$1,013.7
Recourse/Non-Recourse	Non-Recourse	Non-Recourse	Recourse	Recourse	64% Recourse 36% Non-Recourse
(a) Total Cost of Funds shown includes the costs from the Company's interest rate hedges. Cost of Funds as of December 31, 2021 excluding the cost of our interest rate hedges would be 1.9%.
(b) The borrowing capacity under the Company's Non-QM Loan and GSE Non-Owner Occupied Loans warehouse financing arrangements is uncommitted by the lenders.

ARC HOME UPDATE(10)

•Arc Home generated pre-tax net income of $2.6 million in the fourth quarter 2021 primarily driven by MTM gains on its MSR portfolio
•Full year 2021 pre-tax net income of $22.8 million resulting from strong gain on sale revenues and continued growth in Non-Agency funding volumes, coupled with MTM gains on its MSR portfolio
◦Contributed a total net gain of $9.0 million to MITT, of which $3.7 million is recognized as equity in earnings from affiliates and $5.3 million is recognized as unrealized on residential mortgage loans(a)
•Arc Home continues to drive growth in Non-Agency originations:
◦Total origination volume grew by approximately 15% to $4.4 billion during 2021
◦Non-Agency Loan originations grew to approximately $1.7 billion in 2021, representing 51% of funded product mix
◦During 2021, MITT acquired approximately 50% of all Non-QM production, with the remaining purchased by other Angelo Gordon affiliates
◦MITT purchased $0.6 billion of Non-QM Loans and $0.2 billion of GSE Non-Owner Occupied Loans from Arc Home during 2021

(a) MITT eliminates any gains or losses on loans acquired by MITT from Arc Home from the "Equity in earnings/(loss) from affiliates" line item and decreases or increases the cost basis of the underlying loans accordingly resulting in unrealized gains or losses, which are recorded in the "Net unrealized gains/(losses)" line item on the Company's consolidated income statement.

MITT KEY STATISTICS

($ in millions)	December 31, 2021
Investment portfolio(4)	$3,221.6
Financing arrangements(5)	2,813.0
Recourse financing	1,791.6
Non-Recourse financing	1,021.4
Total Economic Leverage(6)	1,392.3
Stockholders’ equity	570.4
GAAP Leverage Ratio	4.9x
Economic Leverage Ratio(6)	2.4x
Book value, per share(1)	$14.64
Adjusted book value, per share(1)	$14.32
Q4 2021 Common Dividend, per share(3)	$0.21

The below table provides a summary of our fourth quarter and full year 2021 activity impacting book value as well as a reconciliation to adjusted book value. Adjusted book value is calculated by reducing stockholders' equity by the liquidation preference of our preferred stock ($ in thousands, except per share data):

	Quarter Ended December 31, 2021		Year Ended December 31, 2021
	Amount	Per Diluted Share(3)	Amount	Per Diluted Share(3)
Beginning Book Value	$269,277	$16.92	$171,227	$12.40
Common dividend	(5,021)	(0.21)	(14,560)	(0.81)
Core earnings	(896)	(0.05)	18,089	1.11
Net issuance/(repurchase) of common stock	79,372	(2.40)	89,899	(2.28)
Preferred share exchange offers	—	—	17,941	0.07
Net realized and unrealized gain/(loss) included within equity in earnings/(loss) from affiliates	(1,553)	(0.08)	8,082	0.49
Net realized gain/(loss)	6,822	0.36	1,698	0.10
Net unrealized gain/(loss)	5,969	0.31	66,090	4.09
Transaction related expenses and deal related performance fees	(4,062)	(0.21)	(8,558)	(0.53)
12/31/21 Book Value	$349,908	$14.64	$349,908	$14.64
Change in Book Value	80,631	(2.28)	178,681	2.24

12/31/21 Book Value	$349,908	$14.64	$349,908	$14.64
Net proceeds less liquidation preference of preferred stock	(7,519)	(0.32)	(7,519)	(0.32)
12/31/21 Adjusted Book Value	$342,389	$14.32	$342,389	$14.32

12/31/20 Book Value			$171,227	$12.40
Net proceeds less liquidation preference of preferred stock			(8,133)	(0.59)
12/31/20 Adjusted Book Value			$163,094	$11.81

DIVIDEND

The Company announced that on February 18, 2022 its Board of Directors (the "Board") declared first quarter 2022 preferred stock dividends as follows:

In accordance with the terms of its 8.25% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), the Board declared a quarterly cash dividend of $0.51563 per share on its Series A Preferred Stock;

In accordance with the terms of its 8.00% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), the Board declared a quarterly cash dividend of $0.50 per share on its Series B Preferred Stock; and

In accordance with the terms of its 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), the Board declared a quarterly cash dividend of $0.50 per share on its Series C Preferred Stock.

The above dividends for the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock are payable on March 17, 2022 to preferred shareholders of record on February 28, 2022.

On December 15, 2021, the Board declared a fourth quarter dividend of $0.21 per share of common stock that was paid on January 31, 2022 to common stockholders of record as of December 31, 2021.

On November 5, 2021, the Board declared a quarterly dividend of $0.51563 per share on the Series A Preferred Stock, $0.50 per share on the Series B Preferred Stock, and $0.50 per share on the Series C Preferred Stock. The dividends were paid on December 17, 2021 to preferred stockholders of record as of November 30, 2021.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders, and analysts to participate in MITT’s fourth quarter earnings conference call on February 24, 2022 at 8:30 am Eastern Time. The stockholder call can be accessed by dialing 1 (888) 424-8151 (U.S. domestic) or 1 (847) 585-4422 (international). Please enter code number 9925 284.

A presentation will accompany the conference call and will be available under "Presentations" in the "Investor Relations" section on the Company’s website at www.agmit.com. Select the Q4 2021 Earnings Presentation link to download the presentation in advance of the stockholder call.

For those unable to listen to the live call, an audio replay will be available promptly following the conclusion of the call on February 24, 2022 through March 26, 2022. To access the replay, please go to https://onlinexperiences.com/Launch/QReg/ShowUUID=9952F3C7-F49B-4DD7-BD91-C6E9509B5FFF&LangLocaleID=1033. The replay passcode is 50278032.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a residential mortgage REIT with a focus on investing in a diversified risk-adjusted portfolio of residential mortgage-related assets in the U.S. mortgage market. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., a leading privately-held alternative investment firm focusing on credit and real estate strategies.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO, GORDON & CO.

Angelo, Gordon & Co., L.P. ("Angelo Gordon") is a privately held limited partnership founded in November 1988. The firm currently manages approximately $51 billion with a primary focus on credit and real estate strategies. Angelo Gordon has over 600 employees, including more than 200 investment professionals, and is headquartered in New York, with associated offices elsewhere in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, adjusted book value, our investments, our business and investment strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of our company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the uncertainty and economic impact of the COVID-19 pandemic and of responsive measures implemented by various governmental authorities, businesses and other third parties; whether our transition to a pure play residential credit mortgage REIT will result in any of the anticipated benefits or at all; our ability to continue to grow our residential investment portfolio, including our ability to consummate transactions in our pipeline on the terms or timeframe anticipated, or at all; our levels of liquidity, including whether our liquidity will sufficiently enable us to continue to deploy capital within the residential whole loan space as anticipated or at all; whether growth in the new origination Non-Agency mortgage space will occur as anticipated or at all; the impact of market, regulatory and structural changes on the market opportunities we expect to have, and whether we will be able to capitalize on such opportunities in the manner we anticipate; whether we will be able to generate liquidity from additional opportunistic liquidations in our Re/Non-performing loan portfolio; our portfolio mix, including levels of Non-Agency and Agency mortgage loans; our levels of leverage, including our levels of recourse and non-recourse financing; our ability to execute securitizations, including at the pace anticipated or at all; our ability to achieve our forecasted returns on equity post-securitization; changes in our business and investment strategy; our ability to grow our adjusted book value; our ability to predict and control costs; changes in interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; changes in the yield curve; the timing and amount of stock issuances pursuant to our ATM program or otherwise; the timing and amount of stock repurchases, if any; our capitalization, including our ability to continue to opportunistically exchange preferred stock; expense levels, including levels of management fees; changes in prepayment rates on the loans we own or that underlie our investment securities; our distribution policy; Arc Home’s performance, including its ability to increase its product offerings; Arc Home’s ability to continue driving growth in Non-Agency originations; the composition of Arc Home’s portfolio, including levels of MSR exposure; levels of leverage on Arc Home’s MSR portfolio; our percentage allocation of loans originated by Arc Home; changes in interest rates, including the impact of interest rate changes on the fair value of our investments; increased rates of default or delinquencies and/or decreased recovery rates on our assets; the availability of and competition for our target investments; our ability to obtain and maintain financing arrangements on terms favorable to us or at all; changes in general economic conditions in our industry and in the finance and real estate markets, including the impact on the value of our assets; conditions in the market for Residential Investments and Agency RMBS; our levels of Core Earnings; legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities in response to the economic effects of the COVID-19 pandemic, including inflation; how COVID-19 may affect us, our operations and personnel; the forbearance program included in the Coronavirus Aid, Relief, and Economic Security Act; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; and our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended. Additional information concerning these and other risk factors are contained in our filings with the Securities and Exchange Commission ("SEC"), including those described in Part I – Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such factors may be updated from time to time in our filings with the SEC. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All forward looking statements in this press release speak only as of the date of this press release. We undertake no duty to update any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. All financial information in this press release is as of December 31, 2021, unless otherwise indicated.

NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this press release includes certain non-GAAP financial results and financial metrics derived therefrom, including Core Earnings, investment portfolio, financing arrangements, and economic leverage ratio, which are calculated by including or excluding unconsolidated investments in affiliates or, with respect to our equity allocation calculation, by allocating all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities, as described in the footnotes to this press release. Our management team believes that this non-GAAP financial information, when considered with our GAAP financial information, provides supplemental information useful for investors as it enables them to evaluate our current core performance using the same metrics that management uses to operate the business. Our presentation of non-GAAP financial information may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP financial information should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP should be carefully evaluated.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	December 31, 2021	December 31, 2020
Assets
Residential mortgage loans, at fair value - $1,469,358 and $0 pledged as collateral, respectively	$1,476,972	$8,837
Securitized residential mortgage loans, at fair value - $119,947 and $46,571 pledged as collateral, respectively	1,158,134	426,604
Real estate securities, at fair value - $444,481 and $532,271 pledged as collateral, respectively	514,470	613,546
Commercial loans, at fair value	—	111,549
Commercial loans held for sale, at fair value	—	13,959
Investments in debt and equity of affiliates	92,023	150,667
Cash and cash equivalents	68,079	47,926
Restricted cash	32,150	14,392
Other assets	20,900	12,565
Total Assets	$3,362,728	$1,400,045

Liabilities
Financing arrangements	$1,777,743	$564,047
Securitized debt, at fair value	999,215	355,159
Payable on unsettled trades	—	51,136
Dividend payable	5,021	1,243
Other liabilities	10,369	18,755
Total Liabilities	2,792,348	990,340
Commitments and Contingencies
Stockholders' Equity
Preferred stock - $227,991 and $246,610 aggregate liquidation preference as of December 31, 2021 and December 31, 2020, respectively	220,472	238,478
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 23,908 and 13,811 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively (a)	239	138
Additional paid-in capital (a)	796,469	689,147
Retained earnings/(deficit)	(446,800)	(518,058)
Total Stockholders' Equity	570,380	409,705

Total Liabilities & Stockholders' Equity	$3,362,728	$1,400,045
(a)Amounts have been adjusted to reflect the one-for-three reverse stock split effected July 22, 2021.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021
Net Interest Income
Interest income	$24,686	$11,171	$70,662
Interest expense	10,698	4,004	27,250
Total Net Interest Income	13,988	7,167	43,412

Other Income/(Loss)
Net interest component of interest rate swaps	(1,364)	(179)	(4,862)
Net realized gain/(loss)	6,822	661	1,698
Net unrealized gain/(loss)	3,704	16,754	62,699
Other income/(loss), net	—	47	37
Total Other Income/(Loss)	9,162	17,283	59,572

Expenses
Management fee to affiliate	1,800	1,656	6,814
Other operating expenses	3,229	3,238	13,357
Transaction related expenses	3,597	22	7,328
Restructuring related expenses	—	251	—
Servicing fees	1,052	539	3,188
Total Expenses	9,678	5,706	30,687

Income/(loss) before equity in earnings/(loss) from affiliates	13,472	18,744	72,297

Equity in earnings/(loss) from affiliates	(2,607)	21,942	31,889
Net Income/(Loss) from Continuing Operations	10,865	40,686	104,186
Net Income/(Loss) from Discontinued Operations	—	305	—
Net Income/(Loss)	10,865	40,991	104,186

Gain on Exchange Offers, net	—	10,035	472

Dividends on preferred stock	(4,586)	(3,652)	(18,785)

Net Income/(Loss) Available to Common Stockholders	$6,279	$47,374	$85,873

Earnings/(Loss) Per Share - Basic (a)
Continuing Operations	$0.33	$3.47	$5.29
Discontinued Operations	—	0.02	—
Total Earnings/(Loss) Per Share of Common Stock (a)	$0.33	$3.49	$5.29

Earnings/(Loss) Per Share - Diluted (a)
Continuing Operations	$0.33	$3.47	$5.29
Discontinued Operations	—	0.02	—
Total Earnings/(Loss) Per Share of Common Stock (a)	$0.33	$3.49	$5.29

Weighted Average Number of Shares of Common Stock Outstanding (a)
Basic	19,096	13,561	16,234
Diluted	19,096	13,561	16,234
(a)Amounts have been adjusted to reflect the one-for-three reverse stock split effected July 22, 2021.

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define Core Earnings, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) (a) unrealized gains/(losses) on real estate securities, loans, derivatives and other investments, inclusive of our investment in AG Arc, and (b) net realized gains/(losses) on the sale or termination of such instruments, (ii) any transaction related expenses incurred in connection with the acquisition or disposition of our investments, (iii) accrued deal-related performance fees payable to Arc Home and third party operators to the extent the primary component of the accrual relates to items that are excluded from Core Earnings, such as unrealized and realized gains/(losses), (iv) realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and the derivatives intended to offset changes in the fair value of those net mortgage servicing rights, (v) deferred taxes recognized at our taxable REIT subsidiaries, if any, (vi) any foreign currency gain/(loss) relating to monetary assets and liabilities, (vii) income from discontinued operations, and (viii) any gains/(losses) associated with exchange transactions on our common and preferred stock. Items (i) through (viii) above include any amount related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at the acquisition or disposition of an asset and does not view them as being part of its core operations. Management views the exclusion described in (iv) above to be consistent with how it calculates Core Earnings on the remainder of its portfolio. Management excludes all deferred taxes because it believes deferred taxes are not representative of current operations. Core Earnings include the net interest income and other income earned on our investments on a yield adjusted basis, including TBA dollar roll income or any other investment activity that may earn or pay net interest or its economic equivalent.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended December 31, 2021, the three months ended December 31, 2020, and the year ended December 31, 2021 is set forth below (in thousands, except per share data):

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021
Net Income/(loss) available to common stockholders	$6,279	$47,374	$85,873
Add (Deduct):
Net realized (gain)/loss	(6,822)	(661)	(1,698)
Net unrealized (gain)/loss	(3,704)	(16,754)	(62,699)
Transaction related expenses and deal related performance fees	4,062	61	8,558
Equity in (earnings)/loss from affiliates	2,607	(21,942)	(31,889)
Net interest income and expenses from equity method investments(a)(b)	(1,054)	11,409	23,807
Net (income)/loss from discontinued operations	—	(305)	—
Gains from Exchange Offers, net	—	(10,035)	(472)
Foreign currency (gain)/loss, net	—	(45)	(14)
Dollar roll income(c)	(2,264)	—	(3,377)
Core Earnings	$(896)	$9,102	$18,089

Core Earnings, per Diluted Share(d)	$(0.05)	$0.66	$1.11
(a) For the three months ended December 31, 2021, the three months ended December 31, 2020, and the year ended December 31, 2021, $1.2 million or $0.06 per share, $(0.7) million or $(0.06) per share, $2.5 million or $0.15 per share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives and deferred taxes recognized at AG Arc LLC were excluded from Core Earnings per diluted share.
(b) Core income or loss recognized by AG Arc does not include our portion of gains recorded by Arc Home in connection with the sale of residential mortgage loans to us. For the three months ended and the year ended December 31, 2021, $1.8 million and $5.3 million, respectively, of intra-entity profits recognized by Arc Home was eliminated and the cost basis of the underlying loans we purchased was reduced by the same amount. We did not eliminate any intra-entity profits for the three months ended December 31, 2020.
(c) TBA dollar roll income/(loss) is the economic equivalent of net interest carry income on the underlying Agency RMBS of TBAs over the roll period (interest income less implied financing cost).
(d) All per share amounts for all periods presented have been adjusted to reflect the one-for-three reverse stock split effected July 22, 2021.

Footnotes

(1)    As of December 31, 2021, book value is calculated using stockholders’ equity less net proceeds of our cumulative redeemable preferred stock ($220.5 million) as the numerator. As of December 31, 2021, adjusted book value is calculated using stockholders’ equity less the liquidation preference of our cumulative redeemable preferred stock ($228.0 million) as the numerator.
(2)    The economic return on equity represents the change in adjusted book value per share during the period, plus the common dividends declared over that period, divided by adjusted book value per share from the prior period.
(3)    Diluted per share figures are calculated using diluted weighted average outstanding shares in accordance with GAAP.
(4)    The investment portfolio at period end consists of the net carrying value of our Residential Investments and Agency RMBS, and where applicable, any long positions in TBAs, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Residential Investments and Agency RMBS are held at fair value. Refer to footnote 5 for more information on the GAAP accounting for certain items included in our investment portfolio. The percentage of fair value includes any net TBA positions and securities and mortgage loans owned through investments in affiliates and is exclusive of AG Arc LLC.
(5)    Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either "Financing arrangements" or "Securitized debt, at fair value." Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and, where applicable, (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. This presentation excludes investments through AG Arc LLC unless otherwise noted.
(6)    The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter-end. Total Economic Leverage at quarter-end includes recourse financing arrangements recorded within "Investments in debt and equity of affiliates" exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any non-recourse financing arrangements. Non-recourse financing arrangements include securitized debt, as well as financing on certain Non-QM Loans. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.
(7)    Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for our investment portfolio, which excludes cash held.
(8)    The cost of funds at quarter-end is calculated as the sum of (i) the weighted average funding costs on recourse financing arrangements outstanding at quarter-end, (ii) the weighted average funding costs on non-recourse financing arrangements, and (iii) the weighted average of the net pay rate on our interest rate swaps. The cost of funds at quarter-end are weighted by the outstanding financing arrangements at quarter-end, including any non-recourse financing arrangements.
(9)    We allocate our equity by investment using the fair value of our investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). We allocate all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities in order to sum to stockholders' equity per the consolidated balance sheets. Our equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.
(10)    We invest in Arc Home LLC through AG Arc LLC, one of our equity method investees. Our investment in AG Arc LLC is $53.4 million as of December 31, 2021, representing a 44.6% ownership interest.